Exhibit 99.2

Institutional Investors:

Peter Sands

1 (212) 492-1110

institutionalir@wpcarey.com

Individual Investors:

W. P. Carey Inc.

1 (212) 492-8920

ir@wpcarey.com

Press Contact:

Anna McGrath

1 (212) 492-1166

amcgrath@wpcarey.com

W. P. Carey Announces Proposed Merger with CPA®:18 in a $2.7 Billion Transaction

Adds a Well-Diversified Net Lease Portfolio and Attractive Operating Self-Storage Assets

Transaction Expected to be Immediately Accretive to Real Estate AFFO Per Share

New York, NY – February 28, 2022 – W. P. Carey Inc. (W. P. Carey, NYSE: WPC), a net lease real estate investment trust, announced today that its Board of Directors has unanimously approved entry into a definitive merger agreement pursuant to which Corporate Property Associates 18 – Global Incorporated (“CPA:18”) will be acquired by W. P. Carey in a transaction valued at approximately $2.7 billion, including the assumption of debt. The transaction has also been approved by CPA:18’s Board of Directors upon the unanimous recommendation of a Special Committee of CPA:18’s independent directors.

Subject to the terms and conditions of the merger agreement, CPA:18 stockholders will be entitled to receive a fixed exchange ratio of 0.0978 of a share of W. P. Carey common stock plus $3.00 of cash (subject to certain adjustments as set forth in the merger agreement) for each share of CPA:18 common stock held by them, representing total consideration with an initial implied value of $10.45 per share (based on the trailing three-day volume-weighted average price for W. P. Carey common stock ended February 25, 2022 of $76.17). W. P. Carey expects to fund the aggregate cash consideration with net proceeds from sales of certain CPA:18 assets contemplated to occur prior to the closing of the transaction and existing liquidity. Upon closing of the merger, W. P. Carey stockholders and CPA:18 stockholders will own approximately 93% and 7% of the combined company, respectively.

The primary benefits of the transaction to W. P. Carey are expected to include the following:

•	Immediately accretive to Real Estate AFFO per share, helping to offset the loss of over half of the earnings contribution from income earned for managing CPA:18

•	Essentially concludes the company’s exit from Investment Management, providing greater earnings durability with substantially all pro forma AFFO derived from stable and long-term real estate revenues

•	Adds a well-diversified and high-quality net lease portfolio that enhances certain portfolio metrics

•	Adds a portfolio of operating self-storage assets with strong growth potential and attractive options

•	No material integration risk given the company’s management of CPA:18 since inception and prior mergers with CPA funds

•	Enhances operating efficiency by spreading G&A expenses over a larger asset base

•	Maintains a strong and flexible investment-grade balance sheet with no need for near-term capital markets issuance and provides embedded value-creation potential through the refinancing of CPA:18 mortgage debt

“This acquisition presents a unique and compelling opportunity to acquire assets we know extremely well that are aligned with our current portfolio, in a transaction that’s immediately accretive to our Real Estate AFFO per share,” said Jason Fox, W. P. Carey’s Chief Executive Officer. “We expect this accretion to largely replace the income we generated from managing CPA:18 with higher-quality lease revenues — and we see the potential for additional upside. Furthermore, it will essentially conclude our exit from Investment Management, further simplifying our business and enhancing our scale.”

BofA Securities is acting as lead financial advisor, Wells Fargo Securities, LLC is acting as co-financial advisor and DLA Piper LLP (US) is acting as legal advisor to W. P. Carey. Morgan Stanley & Co. LLC is acting as financial advisor to the CPA:18 Special Committee. Clifford Chance US LLP is acting as legal advisor to CPA:18 and Troutman Pepper Hamilton Sanders LLP is acting as legal advisor to the CPA:18 – Global Special Committee.

In connection with the proposed transaction, W. P. Carey intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Form S-4”) that will include a proxy statement of CPA:18 and that also constitutes a prospectus of W. P. Carey (the “proxy statement/prospectus”). The proxy statement/prospectus will describe in greater detail the terms of the proposed merger. Completion of the transaction is subject to, among other things, effectiveness of the Form S-4, the approval of the CPA:18 stockholders and satisfaction of customary closing conditions. Completion of the transaction is not subject to approval by W. P. Carey’s stockholders nor to any financing contingency. The transaction is currently expected to close during the third quarter of 2022, although there can be no assurance that the transaction will close at such time, if at all.

Conference Call and Audio Webcast Scheduled for 8:30 a.m. Eastern Time

W. P. Carey will host a conference call and live audio webcast to discuss the proposed merger at 8:30 a.m. Eastern Time today (February 28, 2022), details of which are provided below. A presentation regarding the transaction will be available in the Investor Relations section of W. P. Carey’s website.

Date/Time: Monday, February 28, 2022 at 8:30 a.m. Eastern Time

Call-in Number: 1 (877) 465-1289 (U.S.) or +1 (201) 689-8762 (international)

Please dial in at least 10 minutes prior to the start time.

Live Audio Webcast and Replay: www.wpcarey.com/announcement

W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $22 billion and a diversified portfolio of operationally-critical commercial real estate that includes 1,304 net lease properties covering approximately 156 million square feet as of December 31, 2021. For nearly five decades, the company has invested in high-quality single-tenant industrial, warehouse, office, retail and self-storage properties subject to long-term net leases with built-in rent escalators. Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.

www.wpcarey.com

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this press release constitute forward-looking statements within the meaning of the Securities Act of 1933 (as amended, the “Securities Act”) and the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey (“WPC”) and can be identified by the use of words such as “may,” “will,” “should,” “would,” “could,” “will be,” “believe,” “project,” “expect,” “anticipate,” “intend,” “estimate,” “potential,” “opportunities,” “strategy,” “maintain” or the negative version of these words or other comparable terms. These forward-looking statements include, but are not limited to, statements regarding: the anticipated benefits of the merger, including the statements made by Mr. Jason Fox and any other comments made by representatives of WPC; WPC’s ability to close the proposed merger; the impact of the proposed merger on earnings and on WPC’s credit profile; the strategic rationale and transaction benefits; and other statements that are not historical facts.

These statements are based on the current expectations of WPC management, and it is important to note that WPC’s actual results could be materially different from those projected in such forward-looking statements. There are a number of factors that could have material adverse effects on WPC’s future results, performance or achievements and cause WPC’s actual results to differ materially from these forward-looking statements. These factors include, but are not limited to, the ability of the parties to satisfy the conditions precedent and consummate the proposed merger, the timing of consummation of the proposed merger, the ability of the parties to secure any required stockholder approval in a timely manner or on the terms desired or anticipated, the ability to achieve anticipated benefits and savings, risks related to the potential disruption of management’s attention due to the pending merger, operating results and businesses generally, the outcome of any legal proceedings related to the proposed merger and the general risks associated with the respective businesses of WPC and CPA:18 including the general volatility of the capital markets, terms and employment of capital, volatility of WPC’s share price, changes in the real estate investment trust industry, interest rates or general economy, potential adverse effects or changes to the relationships with WPC or CPA:18 tenants, employees, service providers or other parties resulting from the announcement or completion of the proposed merger, unpredictability and severity of catastrophic events, including but not limited to the risks related to the effects of pandemics and global outbreaks of contagious diseases (such as the current COVID-19 pandemic) and domestic or geopolitical crises, such as terrorism, military conflict (including the recent outbreak of hostilities between Russia and Ukraine), war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict. Discussions of some of these other important factors and assumptions are contained in WPC’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in WPC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 11, 2022. Given these risks and uncertainties, potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, WPC does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law. WPC intends to file a registration statement on Form S-4 that will serve as a prospectus for the shares of W. P. Carey common stock to be issued as the stock consideration in the proposed merger, and CPA:18 intends to file a proxy statement, which will also be included in the registration statement. The proxy statement and other relevant materials will be made available to the stockholders of CPA:18 at no expense to them and are expected to be mailed to stockholders.

WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY WPC AND CPA:18 IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WPC, CPA:18 AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY.

Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, these materials will also be available free of charge by accessing WPC’s website (http://www.wpcarey.com) or by accessing CPA:18’s website (http://www.cpa18global.com). Investors may also read and copy any reports, statements and other information filed by WPC or CPA:18 with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Proxy Solicitation

WPC and its directors, executive officers and certain other members of management and employees of WPC may be deemed to be “participants” in the solicitation of proxies from the stockholders of CPA:18 in connection with the transactions with CPA:18. Information regarding WPC’s directors and executive officers is available in its proxy statement filed with the SEC by WPC on March 31, 2021, in connection with its 2021 annual meeting of stockholders, and information regarding CPA:18’s directors and executive officers is available in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 25, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC when they become available.